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                                                                  Exhibit 3.26.1

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                          SERVICO ROLLING MEADOWS, INC.

      Pursuant to Sections 5/10.30 of the Illinois Business Corporation Act (the "Act"), SERVICO ROLLING MEADOWS, INC., an Illinois corporation (the "Corporation"), hereby certifies that these Amended and Restated Articles of Incorporation (the "Amended Articles"), which contain amendments requiring shareholder approval, were duly adopted by the Board of Directors of the Corporation and by the sole shareholder of the Corporation by written consent without a meeting, pursuant to Sections 5/7.10 and 5/8.45 of the Act, as of July 23, 1999. The number of votes cast was sufficient for approval. The original Articles of Incorporation (the "Articles") were filed with the Secretary of State of the State of Illinois on October 14, 1997. The Articles shall be amended and restated to read as herein set forth in full:

                                   ARTICLE I

      The name of the Corporation is SERVICO ROLLING MEADOWS, INC.

                                   ARTICLE II

      The registered office of the Corporation is located at 208 LaSalle Street, City of Chicago, County of Cook, Illinois 60604. The name of its registered agent at that address is CT Corporation System.

                                  ARTICLE III

            (a) The purpose for which the Corporation is organized is limited to: (i) acquiring, owning, leasing, operating, using and managing that certain real property commonly known as the Holiday Inn Rolling Meadows, located at 3405 Algonquin Road, Rolling Meadows, Illinois 60008 (the "Property"); (ii) entering into and performing its obligations under the credit agreement, among Lodgian Financing Corp., as borrower, Lodgian, Inc., its parent, Impac Hotel Group, LLC, Servico, Inc. and other affiliated entities, as affiliate guarantors, the initial lenders and initial issuing bank named therein, the collateral agent, the administrative agent, Morgan Stanley Senior Funding, Inc., as co-lead arranger, joint-book manager and syndication agent and Lehman Brothers, as co-lead arranger, joint-book manager and documentation agent relating to the financing or refinancing of the Property (the "Loan Agreement") which provides the lender thereunder with a first priority lien on the Property, any promissory-note evidencing indebtedness incurred pursuant to the Loan Agreement, any mortgage securing such indebtedness and encumbering the Property (the "Mortgage") and any other documents securing such indebtedness and any related collateral documents, each as amended (or pursuant to a consent obtained in accordance with the terms thereof) (collectively, the "Loan Documents"); (iii) entering into and performing its obligations under the Indenture (the "Indenture"), among Lodgian Financing Corp, as issuer, Lodgian, Inc., the Subsidiary Guarantors defined therein and


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Bankers Trust Company, as trustee, relating to the issuance of the 12 1/4%
Senior Subordinated Notes due 2009 and the Guarantee in favor of the holders of the Notes and (iv) transacting any and all lawful business that is incident and necessary or appropriate to the ownership and to the management of the Property for which a corporation may be incorporated under the laws of the State of Illinois.

            (b) Notwithstanding any other provision of these Amended Articles and any provision of law that otherwise so empowers the Corporation, until such time as the Property is released from the lien of the Mortgage, the Corporation shall not, without the unanimous affirmative vote of the members of its Board of Directors, (i) amend, alter, change, repeal or adopt any resolution setting forth a proposed amendment to, any provision of these Articles of Incorporation,
(ii) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey, sell or transfer its properties and assets substantially as an entirety to any entity, (iii) file a voluntary petition or otherwise initiate, or consent to, proceedings for the Corporation to be adjudicated insolvent or seeking an order for relief as a debtor under the United States Bankruptcy Code, as amended (11 U.S.C. ss.ss. 101 et seq.), or
(iv) file any petition, or consent to any petition, seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or (v) seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, or liquidator (or other similar official) of the Corporation or of all or any substantial part of the properties and assets of the Corporation, or
(vi) make any general assignment for the benefit of creditors, or (vii) admit in writing its inability to pay its debts generally as they become due, or (viii) declare or effect a moratorium on its debt or take any corporate action in furtherance of any such action.

            (c) The Board of Directors of the Corporation shall, at all times until the Property is released from the lien of the Mortgage, include an independent director (the "Independent Director"). The Independent Director shall be a person who is not at the time of appointment and who has not at any time during the prior five years been and who is not while serving as the Independent Director (i) a director, stockholder, officer or employee of the Corporation or any affiliates thereof, other than with respect to such person's service as an Independent Director of the Corporation and such person's service in similar "Independent Director" positions for affiliates of the Corporation;
(ii) a creditor, customer, supplier, independent contractor, manager or any other person who derives more than 10% of its gross revenues from its activities wit the Corporation or any affiliates thereof; (iii) a person controlling any such stockholder, creditor, customer, supplier, independent contractor, manager or other person; (iv) the legal or beneficial owner, at any time while serving as director of the Corporation, of any beneficial interest in the Corporation; or (v) a member of the immediate family of any such stockholder, officer, employee, creditor, customer, supplier, director, independent contractor, manager or any other person of the Corporation. As used herein, the term "affiliate" means any person controlling, under common control with, or controlled by the person in question, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. In the event of the death, incapacity, or resignation of an Independent


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Director, or the vacancy of the Independent Director's seat on the Corporation's
Board of Directors for any reason, a successor Independent Director shall be appointed by the remaining directors.

            (d) Except as otherwise permitted by the Loan Documents, so long as the Property is subject to the lien of the Mortgage, the Corporation shall (i) observe all corporate formalities, including the maintenance of current minute books; (ii) maintain its own separate and distinct books of account and corporate records from any other person or entity; (iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities from any other person or entity; (iv) pay all its liabilities out of its own funds; (v) in all dealings, identify itself, and conduct its own business and hold itself out under its own name and as a separate and distinct entity and correct any misunderstandings regarding its status as a separate entity; (vi) independently make decisions with respect to its business and daily operations; (vii) maintain an arm's length relationship with its affiliates; (viii) pay the salaries of its employees and maintain a sufficient number of employees in light of its contemplated business operations;
(ix) allocate fairly and reasonably any overhead for shared office space; and
(x) use separate stationery, invoices and checks.

            (e) Except as otherwise permitted by the Loan Documents, so long as the Property is subject to the lien of the Mortgage, the Corporation shall not
(i) commingle its assets with those of, or pledge its assets for the benefit of, any other person or entity; (ii) assume, guarantee or become obligated, or hold out its credit as being available to satisfy, the liabilities or obligations of any other person or entity; (iii) reduce its capital below an amount which is adequate in light of its contemplated business operations; (iv) acquire obligations or securities of, or make loans or advances to, any affiliate; (v) incur or assume any indebtedness other than (A) the indebtedness underlying the Loan Agreement, (B) the indebtedness underlying the Indenture, and (C) liabilities (including, but not limited to, trade payables) arising in the ordinary course of the Corporation's business relating to the acquisition, ownership, operation, lease, use or management of the Property; (vi) amend, alter, change or repeal any provision of Article III and the last sentence of
Article VII of these Amended Articles; (vii) engage in any dissolution or liquidation, in whole or in part, consolidation or merger with or into any other entity or conveyance, sale or transfer of its properties and assets substantially as an entirety to any entity; or (viii) engage in any business or activity other than as set forth in these Amended Articles. Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to prohibit or otherwise limit any dividends or other distributions from the Corporation to its shareholders.

                                   ARTICLE IV

            The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, One Cent ($.01) par value per share. The total number of shares issued by the Corporation is 1,000 shares, and the consideration paid therefor was Ten Dollars ($10.00).


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                                    ARTICLE V

            The board of directors shall consist of at least one (1) director. The number of directors may be increased or decreased from time to time as provided in the Bylaws of the Corporation, but shall never be less than one (1).

                                   ARTICLE VI

            The name and addresses of the incorporators of the Corporation were:

                  Alrene L. Spence       208 S. LaSalle Street
                                         Chicago, Illinois 60604

                  Barbara Smith          208 S. LaSalle Street
                                         Chicago, Illinois 60604

                                   ARTICLE VII

            The Corporation shall indemnify any officer or director, or any former officer or director of the Corporation, to the fullest extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted. The Corporation's obligation to indemnify its officers and directors pursuant to this Article shall be subordinate in all respects to the obligations of the Corporation arising out of the Loan Documents and shall not constitute a claim against the Corporation to the extent that the Corporation is unable to pay any amounts it is obligated to pay under the Loan Documents.


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            IN WITNESS WHEREOF, the undersigned corporation has caused these
Second Amended and Restated Articles of Incorporation to be so signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Dated: July 23, 1999.

                                        SERVICO ROLLING MEADOWS, INC.

                                        By: /s/ Thomas S. Gryboski
                                            ------------------------------------
                                            Name: Thomas S. Gryboski
                                            Title: Assistant Secretary and Vice
                                                   President


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